                                                                    EXHIBIT 12.1


                        SERVICE CORPORATION INTERNATIONAL
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                                                            Three Months Ended March 31,
                                                                                              2002              2001
---------------------------------------------------------------------------------------------------------------------------
                                                                                         (Thousands, except ratio amounts)
Pretax income from continuing operations..............................................    $      64,372     $     10,034

Undistributed income of less than 50% owned equity investees..........................                -             (857)
Minority interest in income of majority owned subsidiaries
 with fixed charges...................................................................              164              183
Add fixed charges as adjusted (from below)............................................           49,221           68,481
                                                                                          -------------     ------------
                                                                                          $     113,757     $     77,841
                                                                                          -------------     ------------

Fixed charges:
 Interest expense:
         Corporate    ................................................................    $      41,815     $     59,294
         Financial services...........................................................                -                -
         Capitalized  ................................................................                -                -
         Amortization of debt costs...................................................            1,571            1,512
 1/3 of rental expense................................................................            5,835            7,675
                                                                                          -------------     ------------
Fixed charges ........................................................................           49,221           68,481
 Less:   Capitalized interest.........................................................                -                -
                                                                                          -------------     ------------
Fixed charges as adjusted.............................................................    $      49,221     $     68,481
                                                                                          =============     ============

Ratio (earnings divided by fixed charges).............................................             2.31             1.14
                                                                                          =============     ============
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Excluding restructuring and non-recurring charges, the ratio of earnings to fixed charges would have been 2.41 and 1.50 for the three months ended March 31,
2002 and 2001, respectively.




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